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                                                                   EXHIBIT 99(c)

                        KEYCORP STUDENT LOAN TRUST 2000-B
                              OFFICER'S CERTIFICATE

Bank One, National Association             Banker's Trust Company
One Bank One Plaza, Suite 0126             Four Albany Street
Chicago, Illinois 60670                    New York, New York  10006
ATTN: Corporate Trust Administration       ATTN: Corporate Trust & Agency Group
                                           Structured Finance
Phone:(312) 407-0192                       Phone: (212) 250-6501
Fax:(312) 407-1708                         Fax: (212) 250-6439

Key Bank USA, National Association         MBIA Insurance Corporation
800 Superior Ave, 4th Floor                113 King Street
Cleveland, OH   44114                      Armonk, New York 10504
ATTN:  Senior Vice President               Attn:  Data Administration
Key Education Resources                    Phone: (914) 765-3772
Phone:(216) 828-9342                       Fax: (914) 765-3810
Fax: (216) 828-9301


Pursuant to Section 3.08 of the Subservicing Agreement between Key Bank USA, National Association as Master Servicer and Great Lakes Educational Loan Services, Inc., as Subservicer, dated as of September 1, 2000 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of the Subservicer from the inception of the Trust through December 31, 2000, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned's knowledge, based on the review, the Subservicer has fulfilled all its obligations under the Agreement throughout such period

                                   Great Lakes Educational Loan Services, Inc.,
                                   Subservicer
Date:    3/13/01                   By:/s/ Michael J. Noack
     ------------------               --------------------
                                   Name: Michael J. Noack
                                   Title:    Secretary